EXHIBIT I
                                                                       ---------


================================================================================
DESCARTES                                                                   NEWS
================================================================================

CONTACT INFORMATION:

PRESS RELATIONS                      INVESTOR RELATIONS
Kimberley Emmerson                   Chaya Cooperberg
(519) 746-6114 ext. 2562             (519) 746-6114 ext. 2757
kemmerson@descartes.com              ccooperberg@descartes.com


          DESCARTES REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

WATERLOO, ONTARIO, MARCH 12, 2003 -- The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), a trusted provider of logistics solutions, today announced its financial results for the fourth quarter (Q4FY03) and fiscal year 2003 (FY03) ended January 31, 2003. Amounts are in U.S. dollars and GAAP results are in accordance with U.S. GAAP (Generally Accepted Accounting Principles).

"We are pleased we achieved network growth this year despite a weak overall spending environment," said Peter Schwartz, Descartes' chairman and co-chief executive officer. "Network revenues grew 20 percent, while new license revenues performed well, and we returned to adjusted profitability one quarter ahead of plan. This performance illustrates our ability to deliver logistics solutions that customers trust and value."

Added Manuel Pietra, Descartes' co-chief executive officer and president, "Our results this year were driven by tough decisions made to improve efficiencies across the company and build a strong foundation for future growth. While significantly reducing our cost structure, we have continued to invest in our sales organization, expand our presence in global regions, and bring new products to market. Our organization is now properly aligned to deliver customer value and this will enable Descartes to remain the market leader in logistics management technology and a trusted provider to both users and providers of logistics."

FINANCIAL SUMMARY

     FOURTH QUARTER PERFORMANCE: For the fourth quarter ended January 31, 2003, total revenues were $18.0 million compared with total revenues in the fourth quarter last year of $18.1 million. Network-Based Logistics revenues increased 15 percent to $10.8 in Q4FY03 from $9.4 million in Q4FY02. Software license revenues reached $4.2 million in Q4FY03 down 26 percent from $5.7 million in Q4FY02. Service revenues remain essentially unchanged at $3.0 million.

     In Q4FY03 virtually all amortized license revenue from transactions concluded in earlier periods has expired. For comparative purposes, excluding $3.1 million of such amortized revenues from the results of Q4FY02, total revenues increased by 20 percent in Q4FY03 to $18.0 million from $15.0 million in Q4FY02 and software license revenues increased by 62 percent in Q4FY03 to $4.2 million from $2.6 million in Q4FY02.

     The Company reported a loss of $108.5 million, or $2.08 per basic and diluted share, in Q4FY03. Included in the U.S. GAAP loss for Q4FY03 were non-cash write-downs of goodwill and intangible assets in the amount of $104.7 million in accordance with the new business combination standards. In the fourth quarter of last year, the Company reported a loss on a U.S. GAAP basis of $11.2 million, or 22 cents per basic and diluted share. Reference should be made to the supplementary information attached for an analysis of the impact of the new business combination standards on GAAP losses.

                                   Page 1 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================

     For Q4FY03 the Company reported adjusted earnings1 of $964,000, or 2 cents per basic and diluted share. This compares with an adjusted loss of $2.7 million, or 5 cents per basic and diluted share, recorded in the same quarter one year ago. Reference should be made to the supplementary financial information attached for reconciliation between the U.S. GAAP and the adjusted results.

     FISCAL YEAR 2003: Total revenues for FY03 were $70.4 million, a decrease of 11 percent from total revenues of $79.5 million in FY02. Network-Based Logistics revenues reached $41.9 million, software license revenues were $17.4 million and service revenues were $11.1 million. Total Network-Based Logistics revenues increased 20 percent from $35.1 million in FY02, while software license revenues declined 46 percent from $32.2 million for the same period last year reflecting the Company's shift in its pricing model, the expiry of amortized revenues from license sales in prior years and the general softness in the software license market. Service revenues declined 10 percent from $12.2 million in the same period last year as a result of the Company's increasing shift to less service-intensive Network-Based Logistics revenues.

     The Company reported a loss of $138.2 million, or $2.65 per basic and diluted share in FY03, compared to a loss of $58.7 million, or $1.15 per basic and diluted share in FY02. Included in the loss for FY03 were non-cash write-downs of goodwill and intangible assets in the amount of $104.7 million in accordance with the new business combination standards. Reference should be made to the supplementary information attached for an analysis of the impact of the new business combination standards on GAAP losses.

     In FY03, the Company reported an adjusted loss1 of $6.3 million, or 12 cents per basic and diluted share. This compares with an adjusted loss of $3.7 million, or 7 cents per basic and diluted share, recorded in FY02. Reference should be made to the supplementary financial information for reconciliation between the U.S. GAAP and the adjusted results.

FINANCIAL HIGHLIGHTS

     CONTINUED CONCENTRATION ON COLLECTIONS: Descartes collected $17.0 million during the quarter. Days sales outstanding (DSOs) at the end of Q4FY03 were 70.

     SERVICE MARGINS HIGHER: By moving profit and loss responsibilities to the regions, professional services margins continued to improve this quarter. For Q4FY03 service margins grew to 36 percent, showing improvement on margins of 5 percent in the same quarter last year.

     CONCENTRATED CONTROL OVER EXPENSES: Concentrated efforts on cost control saw a reduction in operating expenses of 23 percent for Q4FY03 from $21.7 million Q4FY02 to $16.7 million in Q4FY03. In a year over year comparison, expenses were reduced by 11 percent from $88.8 million in FY02 to $79.3 million in FY03.

     BALANCE SHEET STRENGTH: At the end of FY03, cash and investments totaled $174.1 million, down $26.9 million from fiscal year 2002.


-------------
1 Adjusted earnings reflect U.S. GAAP-based earnings as adjusted to exclude goodwill and intangible impairment charges, acquisition-related charges and other non-recurring and one-time gains or losses.

                                   Page 2 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================

COMPANY HIGHLIGHTS

     CUSTOMER SIGN-UPS NEAR 500: During Fiscal Year 2003 Descartes had 495 sign-ups for its solutions representing services sold to both new customers and additional services sold to existing customers. Q4FY03 saw 159 sign-ups with 84 sign-ups representing services sold to new customers and 75 sign-ups additional services sold to existing customers.

     o SIGN-UPS FOR NETWORK-BASED LOGISTICS: There were 134 sign-ups for the quarter of which more than half of these customers were new to Descartes' network solutions. Notable customer additions for Network-Based Applications include Top Container Line and Sinotrans Express. Customer sign-ups for Logistics Connectivity included AOL Time Warner, DaVita, Pan Nordic Logistics and The Yankee Candle Company.

     o SIGN-UPS FOR LOGISTICS SOFTWARE: There were 25 sign-ups during the fourth quarter of fiscal year 2003 in the Logistics Software business that includes DESCARTES ROUTING AND SCHEDULING(TM) solutions. Customer sign-ups included such companies as AmeriPride, Kane's Furniture and SSD Distribution System and The Schwan Food Company.

     PRODUCT INNOVATION: Continuing its commitment to be at the forefront of technological advancement Descartes took eight new products to market during FY2003. Solutions introduced in Q4FY03 included:

     o DESCARTES AUTOMATED MANIFEST SERVICE(TM) - To address the market need for ocean manifest messaging under the U.S. Customs Service Container Security Initiative (CSI), 20 companies signed-up for this service offering in Q4FY03 enabling trading partners certified messaging services for the CSI initiative.

     o ENHANCED 20/20 VISIBILITY(TM) FOR RETAIL - Designed to better address the specific needs of the retail market, Descartes released enhancements to its visibility solution, DESCARTES 20/20 VISIBILITY(TM).

     o DESCARTES CARGO 2000 SOLUTION(TM) - Assisting users in complying with the Cargo 2000 initiative set out by the International Air Transport Association (IATA), this solution allows users to monitor shipments at a master air waybill level from airport to airport.

     GROWTH IN NETWORK TRANSACTIONS: Realizing a 70 percent growth in transactions on the DESCARTES GLOBAL LOGISTICS SERVICES NETWORK(TM), more than 351 million transactions were processed in FY2003 up from 204 million transactions in FY2002.

     ORGANIZATIONAL ALIGNMENT AND DESIGN: With a focus on customer satisfaction, Descartes centralized back office operations and organized customer-facing activities by regions. General managers were appointed for the Americas, EMEA and Asia-Pacific with full operational responsibilities for regional performance and the Company's restructuring of its operations aligned its cost structure with its subscription and transaction based revenue model.

     INVESTMENT IN ASIA PACIFIC: Recognizing the market opportunity for Descartes' solutions in the Asia Pacific region, the Company developed several key partnerships and opened two new offices in Asia.

                                   Page 3 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================

     TRADEVISION: The Company completed the acquisition of the remainder of Tradevision during FY03 resulting in significant anticipated cost-savings through the consolidation of operations and potential market opportunities for the reselling of Tradevision products by the established Descartes sales force.

CONFERENCE CALL

Company management will discuss these results and its business outlook in a live conference call and audio Web cast with the financial community at 8:00 a.m. ET today, March 12, 2002. The live audio Web cast, slide presentation and supplementary information to accompany the call can be accessed at www.descartes.com/investors. Replays will also be available in two formats shortly after the completion of the conference call. A telephone replay will be accessible for 24 hours by dialing 1-888-203-1112 or 719-457-0820 and quoting reservation number 486219. An archived replay of the Web cast will also be available through the Descartes Web site at www.descartes.com/investors.

ABOUT DESCARTES
The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of logistics management technology. In over 60 countries Descartes' leading logistics solutions drive operational efficiency, enhance customer responsiveness and improve precision in purchasing for global organizations. For more information, visit www.descartes.com.

All registered and unregistered trademarks mentioned in this release are the property of their respective owners.



                                       ###



Statements in this release, other than historical performance, include forward-looking statements relating to future financial performance made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding Descartes' continued execution against key operational initiatives, revenue and profit expectations, customer acceptance and continued use of Descartes' solutions, future business strategies and opportunities, and expectations as to Descartes' pricing and revenue model. These statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from expectations; in particular, the successful implementation and market acceptance of Descartes' pricing and revenue model, demand for network-based logistics solutions and logistics software solutions, success in closing customer orders, ability to control expenses, realization of operating cost reductions resulting from cost reduction initiatives, integration of acquisitions and consolidation of operations. For further information regarding risks and uncertainties associated with Descartes' business, please refer to Descartes' documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Any forward-looking statements should be considered in light of these factors.


                                   Page 4 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================


THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(US dollars in thousands, except per share amounts; US GAAP; quarterly data unaudited)

                                                              THREE MONTHS             TWELVE MONTHS
                                                                  ENDED                     ENDED
                                                               JANUARY 31,               JANUARY 31,
                                                           -------------------       --------------------
                                                            2003         2002         2003         2002
---------------------------------------------------------------------------------------------------------
REVENUES
 License and network                                       15,024       15,070       59,311       67,256
 Service and maintenance                                    3,006        3,031       11,072       12,266
---------------------------------------------------------------------------------------------------------
                                                           18,030       18,101       70,383        79,522
---------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
 Cost of license and network                                3,138        4,436       16,573       16,223
 Cost of service and maintenance                            1,910        2,882       10,058       11,478
 Sales and marketing                                        6,040        5,836       29,943       29,543
 Research and development                                   2,741        6,476       15,223       25,385
 General and administrative                                 2,904        2,136       12,895       10,751
 Amortization of goodwill                                       -        6,385            -       24,521
 Amortization of intangibles                                2,659        2,453       10,100        8,039
 Write-off of goodwill                                     86,689            -       86,689            -
 Write-off of intangibles                                  17,980            -       17,980            -
 Write-down of long-term investments                            -            -            -        9,783
 Purchased in-process research and development                  -            -            -        4,500
 Restructuring cost                                         2,027            -       11,712        3,984
---------------------------------------------------------------------------------------------------------
                                                          126,088       30,604      211,173      144,207
---------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                     (108,058)     (12,503)    (140,790)     (64,685)
---------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
 Interest expense                                          (1,158)      (1,252)      (4,619)      (5,012)
 Investment income                                            841        2,185        6,493       10,705
---------------------------------------------------------------------------------------------------------
                                                             (317)         933        1,874        5,693
---------------------------------------------------------------------------------------------------------
LOSS BEFORE UNDERNOTED                                   (108,375)     (11,570)    (138,916)     (58,992)
INCOME TAX RECOVERY (EXPENSE) - CURRENT                       (80)          (9)         362          (78)
---------------------------------------------------------------------------------------------------------
LOSS BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM     (108,455)     (11,579)    (138,554)     (59,070)
MINORITY INTEREST                                               -            -          448            -
---------------------------------------------------------------------------------------------------------
LOSS BEFORE EXTRAORDINARY ITEM                           (108,455)     (11,579)    (138,106)     (59,070)
EXTRAORDINARY ITEM
 Gain (loss) on purchase of convertible debentures            (19)         352          (89)         352
---------------------------------------------------------------------------------------------------------
LOSS                                                     (108,474)     (11,227)    (138,195)     (58,718)
=========================================================================================================
LOSS PER SHARE BEFORE EXTRAORDINARY ITEM
 Basic and diluted                                          (2.08)       (0.22)       (2.64)       (1.16)
=========================================================================================================
LOSS PER SHARE AFTER EXTRAORDINARY ITEM
 Basic and diluted                                          (2.08)       (0.22)       (2.65)       (1.15)
=========================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic and diluted (thousands)                             52,224       52,180       52,234       50,858
=========================================================================================================

                                   Page 5 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================


SUPPLEMENTAL FINANCIAL INFORMATION
ADJUSTED EARNINGS (LOSS)
(US dollars in thousands, except per share amounts; unaudited)

                                                              THREE MONTHS             TWELVE MONTHS
                                                                 ENDED                     ENDED
                                                               JANUARY 31,               JANUARY 31,
                                                           -------------------       --------------------
                                                            2003         2002         2003         2002
---------------------------------------------------------------------------------------------------------
LOSS AS REPORTED UNDER US GAAP                           (108,474)     (11,227)    (138,195)     (58,718)
ADJUSTMENTS:
Amortization of goodwill (1)                                    -        6,385            -       24,521
Amortization of intangibles (1)                             2,659        2,453       10,100        8,039
Write-off of goodwill (1)                                  86,689            -       86,689            -
Write-off of intangibles (1)                               17,980            -       17,980            -
Write-down of long-term investments (1)                         -            -            -        9,783
Purchased in-process research and development (1)               -            -            -        4,500
Amortization of deferred compensation (1)                      64           77          467        1,071
Restructuring cost (2)                                      2,027            -       11,712        3,984
Special reserve for doubtful accounts (2)                       -            -        2,907        3,500
(Gain) loss on purchase of convertible debentures (2)          19         (352)          89         (352)
Arbitration award and related costs (2)                         -            -        1,970            -
---------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) AS ADJUSTED (3)                               964       (2,664)      (6,281)      (3,672)
=========================================================================================================
EARNINGS (LOSS) PER SHARE AS ADJUSTED
 Basic and diluted                                           0.02        (0.05)       (0.12)       (0.07)
=========================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic (thousands)                                         52,224       52,180       52,234       50,858
 Diluted (thousands)                                       52,263       52,180       52,234       50,858
=========================================================================================================


Notes:

(1) Earnings (loss) as prescribed by US GAAP have been adjusted by these items as they represent acquisition-related charges which vary substantially from period to period due to the Company's acquisition activities as well as its impairment assessments.
(2) Earnings (loss) as prescribed by US GAAP have been adjusted by these items as they represent one-time and non-recurring charges and gains.
(3) Adjusted earnings (loss) do not have any standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.



                                   Page 6 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================


SUPPLEMENTAL FINANCIAL INFORMATION
IMPACT OF THE NEW BUSINESS COMBINATIONS STANDARDS ON GAAP LOSSES
(US dollars in thousands, except per share amounts; quarterly data unaudited)


                                                              THREE MONTHS              TWELVE MONTHS
                                                                  ENDED                      ENDED
                                                               JANUARY 31,                JANUARY 31,
                                                           -------------------       --------------------
                                                            2003         2002         2003         2002
---------------------------------------------------------------------------------------------------------
LOSS AS REPORTED UNDER US GAAP                           (108,474)     (11,227)    (138,195)     (58,718)
GOODWILL AMORTIZATION ADJUSTMENT (1)                            -        6,385            -       24,521
WRITE-OFF OF GOODWILL (2)                                  86,689            -       86,689            -
WRITE-OFF OF INTANGIBLES (3)                               17,980            -       17,980            -
=========================================================================================================
LOSS EXCLUDING AMORTIZATION AND WRITE-OFFS                 (3,805)      (4,842)     (33,526)     (34,197)
=========================================================================================================
LOSS PER SHARE AS REPORTED
 Basic and diluted                                          (2.08)       (0.22)       (2.65)       (1.15)
=========================================================================================================
LOSS PER SHARE EXCLUDING AMORTIZATION AND
 WRITE-OFFS
 Basic and diluted                                          (0.07)       (0.09)       (0.64)       (0.67)
=========================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic and diluted (thousands)                             52,224       52,180       52,234       50,858
=========================================================================================================



Notes:

(1) The amortization of goodwill ceased effective February 1, 2002 in accordance with the new business combinations standards.
(2) Goodwill write-off resulted from the annual impairment test as of February 1, 2003.
(3) Intangible write-off resulted from the valuation of intangibles as of January 31, 2003.





                                   Page 7 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================


THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED BALANCE SHEETS
(US dollars in thousands; US GAAP)


                                                        JANUARY 31,  JANUARY 31,
                                                            2003         2002
--------------------------------------------------------------------------------
                                     ASSETS
CURRENT ASSETS
   Cash and cash equivalents                               21,195       36,101
   Marketable securities                                    8,521       82,485
   Accounts receivable
     Trade                                                 14,036       18,434
     Other                                                  2,819        7,540
   Prepaid expenses and other                               3,020        4,220
--------------------------------------------------------------------------------
                                                           49,591      148,780
MARKETABLE SECURITIES                                     144,386       82,444
CAPITAL ASSETS                                             12,151       10,261
LONG-TERM INVESTMENTS                                       3,300        3,250
GOODWILL                                                   17,603      103,456
INTANGIBLE ASSETS                                          13,606       37,967
DEFERRED CHARGES                                            1,638        2,364
--------------------------------------------------------------------------------
                                                          242,275      388,522
================================================================================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                         3,964        3,376
   Accrued liabilities                                      8,673       10,428
   Deferred revenue                                         2,923        5,616
--------------------------------------------------------------------------------
                                                           15,560       19,420
CONVERTIBLE DEBENTURES                                     71,995       73,500
--------------------------------------------------------------------------------
                                                           87,555       92,920
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Common shares
    Issued- 52,224,511(January 31, 2002- 52,229,333)      468,618      468,445
   Additional paid-in capital                               5,201        5,201
   Unearned deferred compensation                            (690)      (1,157)
   Accumulated other comprehensive loss                    (1,506)        (200)
   Accumulated deficit                                   (316,903)    (176,687)
--------------------------------------------------------------------------------
                                                          154,720      295,602
--------------------------------------------------------------------------------
                                                          242,275      388,522
================================================================================





                                   Page 8 of 9
                                                               WWW.DESCARTES.COM

================================================================================
DESCARTES                                                                   NEWS
================================================================================


THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US dollars in thousands; US GAAP; quarterly data unaudited)

                                                              THREE MONTHS             TWELVE MONTHS
                                                                 ENDED                     ENDED
                                                               JANUARY 31,               JANUARY 31,
                                                           -------------------       --------------------
                                                            2003         2002         2003         2002
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Loss                                                    (108,474)     (11,227)    (138,195)     (58,718)
 Adjustments to reconcile loss to cash provided by
    (used in) operating activities:
    Bad debt charge                                             -            -        2,907        3,500
    Depreciation                                              321          869        2,514        3,161
    Amortization of goodwill                                    -        6,385            -       24,251
    Amortization of intangibles                             2,659        2,453       10,100        8,039
    Write-off of goodwill                                  86,689            -       86,689            -
    Write-off of intangibles                               17,980            -       17,980            -
    Write-down of long-term investments                         -            -            -        9,783
    Purchased in-process research and development               -            -            -        4,500
    Restructuring cost                                     (1,699)        (572)       1,069        1,802
    Amortization of convertible debenture costs               169          151          726          701
    Amortization of deferred compensation                      64           77          467        1,071
    Minority Interest                                           -            -          448            -
    (Gain) loss on purchase of convertible debentures          19         (352)          89         (352)
    Changes in operating assets and liabilities:
       Accounts receivable
       Trade                                                 (979)       2,272          381        1,605
       Other                                                 (776)        (554)       4,180          555
       Prepaid expenses and other                             (15)        (666)         851       (1,736)
       Accounts payable                                     1,181         (432)       1,306       (2,349)
       Accrued liabilities                                 (2,064)      (1,636)      (5,956)      (4,406)
       Deferred revenue                                      (909)        (980)      (2,375)      (7,275)
---------------------------------------------------------------------------------------------------------
                                                           (5,834)      (4,212)     (16,819)     (15,598)
---------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Short-term marketable securities, net change               1,292       (6,109)      73,964       86,502
 Long-term marketable securities, net change               (4,234)      14,212      (61,942)     (82,444)
 Additions to capital assets                               (1,872)      (2,603)      (5,287)      (5,356)
 Long-term investments                                        (50)           -          (50)      (1,833)
 Acquisition of subsidiaries, net of cash acquired           (443)      (2,551)      (2,175)      (9,540)
---------------------------------------------------------------------------------------------------------
                                                           (5,307)       2,949        4,510      (12,671)
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Purchase of convertible debentures                           (19)      (1,098)      (1,545)      (1,098)
 Issuance of common shares for cash                             3          296          223        2,530
---------------------------------------------------------------------------------------------------------
                                                              (16)        (802)      (1,322)       1,432
---------------------------------------------------------------------------------------------------------
DECREASE IN CASH AND CASH EQUIVALENTS                     (11,157)      (2,065)     (13,631)     (26,837)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           32,352       38,166       34,826       62,938
---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 21,195       36,101       21,195       36,101
=========================================================================================================



                                   Page 9 of 9
                                                               WWW.DESCARTES.COM